Exhibit 10.6
LETTER AGREEMENT
This letter agreement (“Letter Agreement”) is entered into as of March 31, 2025, by and between StoneX Group Inc., a corporation organized under the laws of Delaware (the “Company”) and Sean M. O’Connor (the “Executive”). The Company and Executive are each referred to herein individually as a “Party” and together as the “Parties.”
WHEREAS, the Executive recently transitioned from his role of Chief Executive Officer of the Company to the role of Executive Vice Chairman of the Board of Directors of the Company with a primary focus on longer-term strategy, capital allocation and merger & acquisition activity of the Company;
WHEREAS, in connection with such change of roles, the Parties have entered into an Employment Agreement dated February 11, 2025 (the “Employment Agreement”), which sets forth the terms and conditions governing the Executive’s employment with the Company;
WHEREAS, the Company has decided to grant the Executive a new compensation package, which will include grants of restricted shares and performance shares, in each case of common stock of the Company (“Company Stock”), reflecting the Executive’s primary focus, as described above; and
WHEREAS, the Parties wish to hereby document the foregoing.
NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements set forth herein, the Parties agree as follows:
1.Grant of Restricted Stock and Restricted Performance Stock. The Executive will receive a grant of (i) 300,000 restricted shares of Company Stock with ratable vesting over a four-year period (the “Restricted Stock”) and (ii) performance shares of Company Stock subject to cliff vesting on the fourth anniversary of the grant date, in an amount as follows:

•a minimum amount of zero performance shares of Company Stock awarded if the Company’s average return on equity (“ROE”) over such four-year period is less than 6%;
•90,000 performance shares of Company Stock if the Company’s average ROE over such four-year period is 6%;
•a target amount of 225,000 performance shares of Company Stock awarded if the Company’s average ROE over such four-year period is 15%; and
•a maximum amount of 337,500 performance shares of Company Stock if the Company’s average ROE over such four-year period equals or exceeds 18% (the “Restricted Performance Stock” and together with the Restricted Stock, the “Grants”).

If the average ROE over the four-year period is other than the amounts stated above, the number of performance shares awarded shall be calculated on a pro rata basis between 90,000 shares and 225,000 shares and between 225,000 shares and 337,500 shares, as the case may be, depending on the actual ROE over the four-year period. For the purposes of calculating average ROE, a negative ROE in any year shall be considered to be zero. All determinations of whether the performance goals have been achieved, the number of shares earned by the Executive, and all other matters related to this Section shall be made by the compensation committee of the Company’s board of directors in its sole discretion. The Grants will be subject to the terms and conditions set forth in the applicable grant agreements and the StoneX Group Inc. 2022 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and will both have an initial grant date of March 31, 2025. The time-based vesting component of the Grants will be complete on March 31, 2029 (the “Vesting End Date”).
2.No Separation Payments. The Executive hereby agrees that, following the Vesting End Date (or any earlier date on which all of the outstanding shares of restricted stock granted to the Executive have fully vested), he will have no right to payment of any severance, termination, separation or similar payments relating to his separation from the Company that are provided under the Employment Agreement, the Omnibus Plan or any grant agreement relating to the Grants (“Separation Payments”). Accordingly, following the Vesting End Date, the Company may terminate the Executive’s employment at any time and for any reason without providing any advance notice to the Executive or payment of Separation Payments. For the avoidance of doubt, if, prior to the Vesting End Date, the Company were to terminate the Executive’s employment for reasons other than Cause: (i) such termination will be considered a termination without Cause under the Employment Agreement, the Omnibus Plan and any grant agreement relating to the Grants and (ii) the vesting of the Grants and any treatment thereof would be governed by the Employment Agreement, the Omnibus Plan and any grant agreement relating to the Grants.

3.General Provisions.

a.This Letter Agreement should be read in conjunction with the Employment Agreement, the Omnibus Plan and any grant agreements relating to the Grants.

b.The Executive acknowledges and agrees that Executive’s execution of and entry into this Letter Agreement were voluntary and shall not constitute or provide a basis, in any part, for “Good Reason” under the Employment Agreement or any other agreement between the Parties.

c.No amendment or modification of this Letter Agreement shall be effective unless in writing and signed by both Parties.

d.This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the choice of law provisions thereof.

e.This Agreement may be executed in one or more counterparts, and/or by signature transmitted by facsimile or other electronic means, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Letter Agreement as of the date first above written.
COMPANY: STONEX GROUP INC.

By:     /s/ Diego Rotsztain

Printed Name: Diego Rotsztain

Dated:     March 31, 2025

EXECUTIVE:

Signature:     /s/ Sean M. O'Connor

Printed Name: Sean M. O’Connor

Dated:     March 31, 2025